CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$4,630,000	$530.60

Pricing supplement no. 190
To prospectus dated November 14, 2011,
prospectus supplement dated November 14, 2011,
product supplement no. 22-I dated January 13, 2012 and
underlying supplement no. 1-I dated November 14, 2011
Registration Statement No. 333-177923 Dated February 17, 2012 Rule 424(b)(2)

Structured Investments	$4,630,000 Knock-Out Digital Notes Linked to the Lesser Performing of the Russell 2000® Index and the Market Vectors Gold Miners ETF due March 25, 2013
General
•
The notes are designed for investors who seek a fixed return of 16.75%, and who anticipate that the closing level of the Russell 2000® Index and the closing price of the Market Vectors Gold Miners ETF will not be less than the applicable Starting Underlying Level by more than 40% on any day during the Monitoring Period.  Investors should be willing to forgo interest and dividend payments and, if either the closing level the Russell 2000® Index or the closing price of the Market Vectors Gold Miners ETF is less than the applicable Starting Underlying Level by more than 40% on any day during the Monitoring Period, be willing to lose up to 99% of their principal at maturity, as described below.  Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.

•	Senior unsecured obligations of JPMorgan Chase & Co. maturing March 25, 2013*
•	The notes are not linked to a basket composed of the Underlyings. The payment at maturity is linked to the performance of each of the Underlyings individually, as described below.
•	Minimum denominations of $1,000 and integral multiples thereof
•	The notes priced on February 17, 2012 and are expected to settle on or about February 23, 2012.

Key Terms
Underlyings:	The Russell 2000® Index (the “Index”) and the Market Vectors Gold Miners ETF (the “Fund”) (each, an “Underlying,” and collectively, the “Underlyings”)
Knock-Out Event:
A Knock-Out Event occurs if, on any day during the Monitoring Period, the closing level or closing price, as applicable, of either Underlying is less than the Starting Underlying Level of that Underlying by more than the applicable Buffer Amount.

Buffer Amount:
With respect to the Index, 331.472, which is equal to 40.00% of the Starting Underlying Level of the Index.  With respect to the Fund, $21.66 initially, which is equal to 40.00% of the Starting Underlying Level of the Fund, subject to adjustments.

Payment at Maturity:
If a Knock-Out Event has not occurred, you will receive at maturity a cash payment per $1,000 principal amount note that provides you with a return on your investment equal to the High Digital Return.  Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:
$1,000 + ($1,000 × High Digital Return)
If a Knock-Out Event has occurred and the Ending Underlying Level of each Underlying is greater than or equal to the Starting Underlying Level of that Underlying, you will receive at maturity a cash payment per $1,000 principal amount note that provides you with a return on your investment equal to the Low Digital Return.  Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:
$1,000 + ($1,000 × Low Digital Return)
If a Knock-Out Event has occurred and the Ending Underlying Level of either Underlying is less than the Starting Underlying Level of that Underlying, you will receive at maturity a cash payment per $1,000 principal amount note that reflects the Low Digital Return, but that also exposes you to the negative performance of the Lesser Performing Underlying.  Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:
$1,000 + [$1,000 × (Lesser Performing Underlying Return + Low Digital Return)]
If a Knock-Out Event has occurred and the Ending Underlying Level of either Underlying is less than the Starting Underlying Level of that Underlying, you could lose up to 99% of your principal amount at maturity.

High Digital Return:	16.75%, which reflects the maximum return on the notes. Accordingly, the actual maximum payment at maturity per $1,000 principal amount note is $1,167.50.
Low Digital Return:	1.00%
Monitoring Period:	The period from but excluding the pricing date to and including the Observation Date
Underlying Return:	Ending Underlying Level – Starting Underlying Level Starting Underlying Level
Starting Underlying Level:
With respect to the Index, the closing level of the Index on the pricing date (the “Initial Index Level”), which was 828.68.  With respect to the Fund, the closing price of one share of the Fund on the pricing date, which was $54.15, divided by the Share Adjustment Factor for the Fund (the “Initial Share Price”).  We refer to each of the Initial Index Level for the Index and the Initial Share Price for the Fund as a “Starting Underlying Level.”

Ending Underlying Level:
With respect to the Index, the closing level of the Index on the Observation Date (the “Ending Index Level”).  With respect to the Fund, the closing price of one share of the Fund on the Observation Date (the “Final Share Price”).  We refer to each of the Ending Index Level for the Index and the Final Share Price for the Fund as an “Ending Underlying Level.”

Share Adjustment Factor:
With respect to the Fund, 1.0 on the pricing date and subject to adjustments under certain circumstances.  See “General Terms of Notes — Anti-Dilution Adjustments” in the accompanying product supplement no. 22-I for further information about these adjustments.

Lesser Performing Underlying:	The Underlying with the Lesser Performing Underlying Return
Lesser Performing Underlying Return:	The lower of the Underlying Return of the Russell 2000® Index and the Underlying Return of the Market Vectors Gold Miners ETF
Observation Date*:	March 20, 2013
Maturity Date*:	March 25, 2013
CUSIP:	48125VNF3
*
Subject to postponement as described under “Description of Notes — Payment at Maturity” and “Description of Notes — Postponement of a Determination Date” in the accompanying product supplement no. 22-I

Investing in the Knock-Out Digital Notes involves a number of risks.  See “Risk Factors” beginning on page PS-9 of the accompanying product supplement no. 22-I, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement 1-I and “Selected Risk Considerations” beginning on page TS-3 of this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus.  Any representation to the contrary is a criminal offense.
	Price to Public (1)	Fees and Commissions (2)	Proceeds to Us
Per note	$1,000	$13.20	$986.80
Total	$4,630,000	$61,116	$4,568,884
(1)	The price to the public includes the estimated cost of hedging our obligations under the notes through one or more of our affiliates.
(2)
J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will receive a commission of $13.20 per $1,000 principal amount note.  This commission includes the projected profits that our affiliates expect to realize, some of which have been allowed to other unaffiliated dealers, for assuming risks inherent in hedging our obligations under the notes.  See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-44 of the accompanying product supplement no. 22-I.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

February 17, 2012

Additional Terms Specific to the Notes

You should read this pricing supplement together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 22-I dated January 13, 2012 and underlying supplement no. 1-I dated November 14, 2011.  This pricing supplement, together with the documents listed below, contains the terms of the notes, supplements the term sheet related hereto dated February 14, 2012 and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 22-I and “Risk Factors” in the accompanying underlying supplement no. 1-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 22-I dated January 13, 2012:
http://www.sec.gov/Archives/edgar/data/19617/000089109212000248/e46913_424b2.pdf

•	Underlying supplement no. 1-I dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007615/e46154_424b2.pdf

•	Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

•	Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617.  As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Selected Purchase Considerations

•
FIXED AND CAPPED APPRECIATION POTENTIAL — If a Knock-Out Event has not occurred, you will receive a fixed and capped return equal to the High Digital Return of 16.75% at maturity, which also reflects the maximum return on the notes at maturity.  Accordingly, the maximum payment at maturity is $1,167.50 per $1,000 principal amount note.  If a Knock-Out Event has occurred, your payment at maturity will instead reflect a return that is not in excess of the Low Digital Return of 1.00%.  Because the notes are our senior unsecured obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.

•
POTENTIAL FOR A RETURN BASED ON THE HIGH DIGITAL RETURN EVEN IF THE LESSER PERFORMING UNDERLYING RETURN IS NEGATIVE — The Buffer Amount for each Underlying is set at 40% of the applicable Starting Underlying Level.  Accordingly, at maturity you will receive a payment of $1,167.50 per $1,000 principal amount note even if the closing level or closing price, as applicable, of either Underlying on any day during the Monitoring Period is less than the applicable Starting Underlying Level by up to 40%.  If, however, the closing level or closing price, as applicable, of either Underlying on any day during the Monitoring Period is less than the applicable Starting Underlying Level by more than 40%, your payment at maturity will not reflect the High Digital Return, and you could lose up to 99% of your principal amount.

•	EXPOSURE TO EACH OF THE UNDERLYINGS — The return on the notes is linked to the Lesser Performing Underlying, which will be either the Russell 2000® Index or the Market Vectors Gold Miners ETF.

The Russell 2000® Index consists of the middle 2,000 companies included in the Russell 3000E™ Index and, as a result of the index calculation methodology, consists of the smallest 2,000 companies included in the Russell 3000® Index.  The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market.

The Market Vectors Gold Miners ETF is an exchange-traded fund managed by Van Eck Associates Corporation, the investment adviser to the Market Vectors Gold Miners ETF.  The Market Vectors Gold Miners ETF trades on NYSE Arca, Inc. (the “NYSE Arca”) under the ticker symbol “GDX.”  The Market Vectors Gold Miners ETF seeks to replicate as closely as possible, before fees and expenses, the price and yield performance of the NYSE Arca Gold Miners Index.  The NYSE Arca Gold Miners Index is a modified market capitalization weighted index primarily comprised of publicly traded companies involved in the mining of gold.  The NYSE Arca Gold Miners Index includes common stocks and ADRs of selected companies that are involved in mining for gold and silver and that are listed for trading on the New York Stock Exchange or the NYSE Amex LLC or quoted on The NASDAQ Stock Market.  Only companies with market capitalization greater than $100 million that have a daily average trading volume of at least 50,000 shares over the past six months are eligible for inclusion in the NYSE Arca Gold Miners Index.

For additional information on each Underlying, see the information set forth under “Equity Index Descriptions — The Russell Indices” and “Fund Descriptions — The Market Vectors Gold Miners ETF” in the accompanying underlying supplement no. 1-I.

•
CAPITAL GAINS TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 22-I.  The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP,

JPMorgan Structured Investments — Knock-Out Digital Notes Linked to the Lesser Performing of the Russell 2000® Index and the Market Vectors Gold Miners ETF	PS-1

regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes.  Assuming this treatment is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price.  However, the Internal Revenue Service (the “IRS”) or a court may not respect this treatment of the notes, in which case the timing and character of any income or loss on the notes could be significantly and adversely affected.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which might include the notes.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Selected Risk Considerations

An investment in the notes involves significant risks.  Investing in the notes is not equivalent to investing directly in either or both of the Underlyings or any of the equity securities included in or held by the Underlyings.  These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 22-I dated January 13, 2012 and the “Risk Factors” section of the accompanying underlying supplement no. 1-I dated November 14, 2011.

•
YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal.  We will pay you your principal back at maturity only if a Knock-Out Event has not occurred or the Ending Underlying Level of each Underlying is greater than or equal to the Starting Underlying Level of that Underlying.  If a Knock-Out Event has occurred and the Ending Underlying Level of either Underlying is less than the Starting Underlying Level of that Underlying, you will receive a payment at maturity that reflects the Low Digital Return of 1.00%, but that also exposes you to the negative Lesser Performing Underlying Return.  Accordingly, you could lose up to 99% of the principal amount of your notes at maturity.

•
YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE HIGH DIGITAL RETURN — If a Knock-Out Event has not occurred, for each $1,000 principal amount note, you will receive at maturity $1,000 plus an additional return equal to the High Digital Return of 16.75%, regardless of any appreciation in the value of either Underlying, which may be significant.

•
CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co. and our credit ratings and credit spreads may adversely affect the market value of the notes.  Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness.  Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.  If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

•
POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes.  In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.  In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes.  It is possible that hedging or trading activities of ours or our affiliates could result in substantial returns for us or our affiliates while the value of the notes declines.  Please refer to “Risk Factors — Risks Relating to the Notes Generally” in the accompanying product supplement no. 22-I for additional information about these risks.

•
YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE VALUE OF EACH UNDERLYING — Your return on the notes and your payment at maturity is not linked to a basket consisting of the Underlyings.  Your payment at maturity is contingent upon the performance of each individual Underlying such that you will be equally exposed to the risks related to both of the Underlyings.  Poor performance by either of the Underlyings over the term of the notes may negatively affect your payment at maturity and will not be offset or mitigated by positive performance by the other Underlying.  Accordingly, your investment is subject to the risk of decline in the closing level or closing price, as applicable, of each Underlying.

•
YOUR PAYMENT AT MATURITY MAY BE DETERMINED BY THE LESSER PERFORMING UNDERLYING — If a Knock-Out Event has occurred and the Ending Underlying Level of either Underlying is less than the Starting Underlying Level of that Underlying, your payment at maturity will be determined by the Underlying with the worse performance on the Observation Date, and the notes may not return any of your investment in excess of the Low Digital Return.  This will be true even if the Ending Underlying Level of the other Underlying is greater than or equal to its Starting

JPMorgan Structured Investments — Knock-Out Digital Notes Linked to the Lesser Performing of the Russell 2000® Index and the Market Vectors Gold Miners ETF	PS-2

Underlying Level.  The two Underlyings’ respective performances may not be correlated and, as a result, if a Knock-Out Event has occurred, you may avoid a loss on your notes at maturity only if there is a broad-based rise in the performance of U.S. equities across diverse markets during the term of the notes.

•
YOUR ABILITY TO RECEIVE THE HIGH DIGITAL RETURN OF 16.75% MAY TERMINATE ON ANY DAY DURING THE MONITORING PERIOD — If, on any day during the Monitoring Period, the closing level or closing price, as applicable, of either Underlying is less than the Starting Underlying Level of that Underlying by the applicable Buffer Amount, a Knock-Out Event will occur, and you will not be entitled to receive the High Digital Return of 16.75% on the notes.  Under these circumstances, you could lose up to 99% of the principal amount of your notes at maturity.

•
THE BENEFIT PROVIDED BY THE BUFFER AMOUNT MAY TERMINATE ON ANY DAY DURING THE MONITORING PERIOD — If, on any day during the Monitoring Period, the closing level or closing price, as applicable, of either Underlying is less than the Starting Underlying Level of that Underlying by the applicable Buffer Amount, you will be fully exposed to any depreciation in the Lesser Performing Underlying, subject to the Low Digital Return.  We refer to this feature as a contingent buffer.  Under these circumstances, and if the Ending Underlying Level of either Underlying is less than the Starting Underlying Level of that Underlying, you could lose up to 99% of your principal amount at maturity.  You will be subject to this potential loss of principal even if the relevant Underlying subsequently recovers such that the closing level or closing price, as applicable, of that Underlying is greater than or equal to the Starting Underlying Level of that Underlying or less than the Starting Underlying Level of that Underlying by less than the applicable Buffer Amount.  If these notes had a non-contingent buffer feature, under the same scenario, you would have received the full principal amount of your notes plus a return on your notes equal to the High Digital Return.  As a result, your investment in the notes may not perform as well as an investment in a security with a return that includes a non-contingent buffer.

•
CERTAIN BUILT-IN COSTS ARE LIKELY TO AFFECT ADVERSELY THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity described in this pricing supplement is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the estimated cost of hedging our obligations under the notes.  As a result, and as a general matter, the price, if any, at which JPMS will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the maturity date could result in a substantial loss to you.  This secondary market price will also be affected by a number of factors aside from the agent’s commission and hedging costs, including those referred to under “Many Economic and Market Factors Will Impact the Value of the Notes” below.

The notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your notes to maturity.

•
VOLATILITY RISK — Greater expected volatility with respect to an Underlying indicates a greater likelihood as of the pricing date that such Underlying could close below its Starting Underlying Level by more than the applicable Buffer Amount on any day during the Monitoring Period.  An Underlying’s volatility, however, can change significantly over the term of the notes.  The closing level or closing price, as applicable, of an Underlying could fall sharply on any day during the Monitoring Period, which could result in a significant loss of principal.

•
AN INVESTMENT IN THE NOTES IS SUBJECT TO RISKS ASSOCIATED WITH SMALL CAPITALIZATION STOCKS — The stocks that constitute the Russell 2000® Index are issued by companies with relatively small market capitalization.  The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies.  Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies.  Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

•
THERE ARE RISKS ASSOCIATED WITH THE MARKET VECTORS GOLD MINERS ETF — Although the Market Vectors Gold Miners ETF’s shares are listed for trading on the NYSE Arca and a number of similar products have been traded on NYSE Arca and other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Market Vectors Gold Miners ETF or that there will be liquidity in the trading market.  The Market Vectors Gold Miners ETF is subject to management risk, which is the risk that Van Eck’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results.  These constraints could adversely affect the market price of the shares of the Market Vectors Gold Miners ETF, and consequently, the value of the notes.

•
DIFFERENCES BETWEEN THE MARKET VECTORS GOLD MINERS ETF AND THE NYSE ARCA GOLD MINERS INDEX — The Market Vectors Gold Miners ETF does not fully replicate the NYSE Arca Gold Miners Index and may hold securities not included in the NYSE Arca Gold Miners Index, and its performance will reflect additional transaction costs and fees that are not included in the calculation of the NYSE Arca Gold Miners Index, all of which may lead to a lack of correlation between the Market Vectors Gold Miners ETF and the NYSE Arca Gold Miners Index.  In addition, corporate actions with respect to the sample of equity securities (such as mergers and spin-offs) may impact the variance between the Market Vectors Gold Miners ETF and the NYSE Arca Gold Miners Index.  Finally, because the shares of the Market Vectors Gold Miners ETF are traded on the NYSE Arca and are subject to market supply and investor demand, the market value of one share of the Market Vectors Gold Miners ETF may differ from the net asset value per share of the Market Vectors Gold Miners ETF.  For all of the foregoing reasons, the performance of the Market Vectors Gold Miners ETF may not correlate with the performance of the NYSE Arca Gold Miners Index.

•
RISKS ASSOCIATED WITH THE GOLD AND SILVER MINING INDUSTRIES — All or substantially all of the equity securities held by the Market Vectors Gold Miners ETF are issued by gold or silver mining companies.

JPMorgan Structured Investments — Knock-Out Digital Notes Linked to the Lesser Performing of the Russell 2000® Index and the Market Vectors Gold Miners ETF	PS-3

Because the value of the notes is linked to the performance of the Market Vectors Gold Miners ETF, an investment in these notes will be concentrated in the gold and silver mining industries.  Competitive pressures may have a significant effect on the financial condition of companies in these industries.  Also, these companies are highly dependent on the price of gold or silver, as applicable.  These prices fluctuate widely and may be affected by numerous factors.  Factors affecting gold prices include economic factors, including, among other things, the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events.  Factors affecting silver prices include general economic trends, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events, and production costs and disruptions in major silver producing countries such as the United Mexican States and the Republic of Peru.

•
LACK OF LIQUIDITY — The notes will not be listed on any securities exchange.  JPMS intends to offer to purchase the notes in the secondary market but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

•
NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not receive interest payments and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of shares of the Fund or the equity securities included in or held by the Underlyings would have.

•
HEDGING AND TRADING IN THE UNDERLYINGS — While the notes are outstanding, we or any of our affiliates may carry out hedging activities related to the notes, including instruments related to the Fund or the equity securities included in the Index or held by the Fund.  We or our affiliates may also trade in the Fund or instruments related to the Fund or the equity securities included in the Index or held by the Fund from time to time.  Any of these hedging or trading activities as of the pricing date and during the term of the notes could adversely affect our payment to you at maturity.  It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the notes declines.

•
THE ANTI-DILUTION PROTECTION FOR THE MARKET VECTORS GOLD MINERS ETF IS LIMITED — The calculation agent will make adjustments to the Share Adjustment Factor for certain events affecting the shares of the Market Vectors Gold Miners ETF.  However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Market Vectors Gold Miners ETF.  If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.

•
MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the level of the Index and the price of the Fund on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	whether a Knock-Out Event has occurred or is expected to occur;
•	the actual and expected volatility of the Underlyings;
•	the time to maturity of the notes;
•	the dividend rates on the Fund and the equity securities included in or held by the Underlyings;
•	the expected positive or negative correlation between the Index and the Fund, or the expected absence of any such correlation;
•	interest and yield rates in the market generally;
•	a variety of economic, financial, political, regulatory and judicial events;
•	the occurrence of certain events to the Fund that may or may not require an adjustment to the Share Adjustment Factor; and
•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

JPMorgan Structured Investments — Knock-Out Digital Notes Linked to the Lesser Performing of the Russell 2000® Index and the Market Vectors Gold Miners ETF	PS-4

What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Lesser Performing Underlying?

The following table and examples illustrate the hypothetical total return on the notes at maturity.  The “note total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000.  The table and examples below assume that the Lesser Performing Underlying is the Russell 2000® Index.  We make no representation or warranty as to which of the Underlyings will be the Lesser Performing Underlying for purposes of calculating your actual payment at maturity.  In addition, the following table and examples assume a Starting Underlying Level for the Lesser Performing Underlying of 825 and reflect the High Digital Return of 16.75%, the Low Digital Return of 1.00% and the Buffer Amount of 40.00%. The hypothetical total returns and total payments set forth below are for illustrative purposes only and may not be the actual total returns or total payments applicable to a purchaser of the notes.  The numbers appearing in the following table and examples have been rounded for ease of analysis.

		Knock-Out Event Has Not Occurred (1)		Knock-Out Event Has Occurred (1)
Ending Underlying Level	Lesser Performing Underlying Return	Note Total Return	Total Payment at Maturity	Note Total Return	Total Payment at Maturity
1,485.0000	80.00%	16.75%	$1,167.50	1.00%	$1,010.00
1,361.2500	65.00%	16.75%	$1,167.50	1.00%	$1,010.00
1,237.5000	50.00%	16.75%	$1,167.50	1.00%	$1,010.00
1,155.0000	40.00%	16.75%	$1,167.50	1.00%	$1,010.00
1,072.5000	30.00%	16.75%	$1,167.50	1.00%	$1,010.00
990.0000	20.00%	16.75%	$1,167.50	1.00%	$1,010.00
907.5000	10.00%	16.75%	$1,167.50	1.00%	$1,010.00
866.2500	5.00%	16.75%	$1,167.50	1.00%	$1,010.00
825.0000	0.00%	16.75%	$1,167.50	1.00%	$1,010.00
820.8750	-0.50%	16.75%	$1,167.50	0.50%	$1,005.00
783.7500	-5.00%	16.75%	$1,167.50	-4.00%	$960.00
742.5000	-10.00%	16.75%	$1,167.50	-9.00%	$910.00
660.0000	-20.00%	16.75%	$1,167.50	-19.00%	$810.00
577.5000	-30.00%	16.75%	$1,167.50	-29.00%	$710.00
495.0000	-40.00%	16.75%	$1,167.50	-39.00%	$610.00
494.9175	-40.01%	N/A	N/A	-39.01%	$609.90
412.5000	-50.00%	N/A	N/A	-49.00%	$510.00
330.0000	-60.00%	N/A	N/A	-59.00%	$410.00
247.5000	-70.00%	N/A	N/A	-69.00%	$310.00
165.0000	-80.00%	N/A	N/A	-79.00%	$210.00
82.5000	-90.00%	N/A	N/A	-89.00%	$110.00
0.0000	-100.00%	N/A	N/A	-99.00%	$10.00

(1) A Knock-Out Event occurs if the closing level or closing price, as applicable, of either Underlying is less than the Starting Underlying Level of that Underlying by more than 40% on any day during the Monitoring Period.

The following examples illustrate how the note total returns and total payments set forth in the table above are calculated.

Example 1: A Knock-Out Event has not occurred and the level of the Lesser Performing Underlying increases from the Starting Underlying Level of 825 to an Ending Underlying Level of 907.50.  Because a Knock-Out Event has not occurred, the investor is entitled to the High Digital Return and receives a payment at maturity of $1,167.50 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 16.75%) = $1,167.50

Example 2: A Knock-Out Event has not occurred and the level of the Lesser Performing Underlying decreases from the Starting Underlying Level of 825 to an Ending Underlying Level of 660.  Even though the Ending Underlying Level of the Lesser Performing Underlying of 660 is less than its Starting Underlying Level of 825, because a Knock-Out Event has not occurred, the investor is entitled to the High Digital Return and receives a payment at maturity of $1,167.50 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 16.75%) = $1,167.50

Example 3: A Knock-Out Event has not occurred and the level of the Lesser Performing Underlying increases from the Starting Underlying Level of 825 to an Ending Underlying Level of 1,237.50.  Because a Knock-Out Event has not occurred and although the Lesser Performing Underlying Return of 50% is greater than the High Digital Return of

JPMorgan Structured Investments — Knock-Out Digital Notes Linked to the Lesser Performing of the Russell 2000® Index and the Market Vectors Gold Miners ETF	PS-5

16.75%, the investor is entitled to only the High Digital Return and receives a payment at maturity of $1,167.50 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 16.75%) = $1,167.50

Example 4: A Knock-Out Event has occurred and the level of the Lesser Performing Underlying increases from the Starting Underlying Level of 825 to an Ending Underlying Level of 907.50.  Because a Knock-Out Event has occurred and the Ending Underlying Level of the Lesser Performing Underlying of 907.50 is greater than its Starting Underlying Level of 825 and even though the Lesser Performing Underlying Return is 10.00%, the investor is entitled to only the Low Digital Return and receives a payment at maturity of $1,010 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 1.00%) = $1,010

Example 5: A Knock-Out Event has occurred and the level of the Lesser Performing Underlying decreases from the Starting Underlying Level of 825 to an Ending Underlying Level of 820.875.  Because a Knock-Out Event has occurred, even though the Ending Underlying Level of the Lesser Performing Underlying of 820.875 is less than its Starting Underlying Level of 825, the negative Lesser Performing Underlying Return of -0.05% is more than offset by the Low Digital Return and the investor receives a payment at maturity of $1,005 per $1,000 principal amount note, calculated as follows:

$1,000 + [$1,000 × (-0.05% + 1.00%)] = $1,005

Example 6: A Knock-Out Event has occurred and the level of the Lesser Performing Underlying decreases from the Starting Underlying Level of 825 to an Ending Underlying Level of 412.50.  Because a Knock-Out Event has occurred and the Ending Underlying Level of the Lesser Performing Underlying of 412.50 is less than its Starting Underlying Level of 825 by more than the Low Digital Return, the investor receives a payment at maturity of $510 per $1,000 principal amount note, calculated as follows:

$1,000 + [$1,000 × (-50.00% + 1.00%)] = $510

Example 7: A Knock-Out Event has occurred and the level of the Lesser Performing Underlying decreases from the Starting Underlying Level of 825 to an Ending Underlying Level of 0.  Because a Knock-Out Event has occurred and the Ending Underlying Level of the Lesser Performing Underlying of 0 is less than its Starting Underlying Level of 825 by more than the Low Digital Return, the investor receives a payment at maturity of $10 per $1,000 principal amount note, calculated as follows:

$1,000 + [$1,000 × (-100.00% + 1.00%)] = $10

The hypothetical returns and hypothetical payouts on the notes shown above do not reflect fees or expenses that would be associated with any sale in the secondary market.  If these fees and expenses were included, the hypothetical returns and hypothetical payouts shown above would likely be lower.

JPMorgan Structured Investments — Knock-Out Digital Notes Linked to the Lesser Performing of the Russell 2000® Index and the Market Vectors Gold Miners ETF	PS-6

Historical Information

The following graphs show the historical weekly performance of the Russell 2000® Index and the Market Vectors Gold Miners ETF from January 5, 2007 through February 17, 2012.  The closing level of the Russell 2000® Index on February 17, 2012 was 828.68.  The closing price of one share of the Market Vectors Gold Miners ETF on February 17, 2012 was $54.15.

We obtained the various closing levels and prices of the Underlyings below from Bloomberg Financial Markets.  We make no representation or warranty as to the accuracy or completeness of information obtained from Bloomberg Financial Markets.  The historical levels or prices, as applicable, of each Underlying should not be taken as an indication of future performance, and no assurance can be given as to the closing level or closing price, as applicable, of either Underlying on the Observation Date or any day during the Monitoring Period.  We cannot give you assurance that the performance of the Underlyings will result in the return of any of your initial investment.

JPMorgan Structured Investments — Knock-Out Digital Notes Linked to the Lesser Performing of the Russell 2000® Index and the Market Vectors Gold Miners ETF	PS-7

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as our special products counsel, when the notes offered by this pricing supplement have been executed and issued by us and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be our valid and binding obligations, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.  This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated November 14, 2011, which has been filed as Exhibit 5.2 to the Registration Statement on Form S-3 filed by us on November 14, 2011.

JPMorgan Structured Investments — Knock-Out Digital Notes Linked to the Lesser Performing of the Russell 2000® Index and the Market Vectors Gold Miners ETF	PS-8